FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS RECORD QUARTERLY RESULTS

Company Increases 2010 Guidance

PROVO, Utah — July 28, 2010 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced record quarterly results, with revenue of $388.4 million for the second quarter, a 20 percent improvement over the prior-year period. Quarterly revenue was positively impacted 4 percent by foreign currency fluctuations. Earnings per share for the quarter were $0.50, a 43 percent improvement, or 39 percent when excluding prior-year restructuring charges of approximately $0.01.

“The introduction of our breakthrough ageLOC skin care system has been a huge success around the world, generating $150 million of revenue in the past three quarters,” said Truman Hunt, president and chief executive officer. “We continue to build tremendous energy within our distributor force, as demonstrated by a 15 percent quarterly growth rate in executive distributors. In addition, our continued focus on operational efficiency resulted in a record 15.2 percent operating margin for the quarter, evidence of our ability to leverage revenue growth to improve profitability.”

Regional Results

North Asia. Second-quarter revenue in North Asia grew 12 percent to $164.1 million, compared to $146.7 million for the same period in 2009. Revenue was positively impacted 7 percent by foreign currency fluctuations. Local-currency revenue increased 28 percent in South Korea, offsetting a 3 percent local currency decline in Japan. The number of executive and active distributors in the region was up 4 percent and 2 percent, respectively, compared to the prior year.

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Nu Skin Enterprises, Inc.
July 28, 2010

Americas. Second-quarter revenue in the Americas was $62.4 million, compared to $62.2 million for the prior year. Revenue in the United States improved 3 percent, offsetting a local currency decline of 12 percent in Canada, and 19 percent in Latin America. The number of executive distributors in the region increased 3 percent compared to the prior year, while the number of active distributors declined 1 percent.

Greater China. Revenue in Greater China improved 53 percent to $80.6 million for the quarter, and was positively impacted 2 percent by foreign currency fluctuations. Local-currency revenue in both Mainland China and Taiwan improved 18 percent. Hong Kong revenue improved 162 percent, reflecting sales from the launch of the Nu Skin ageLOC™ Transformation System at the Greater China convention. The executive distributor count in the region increased 37 percent, and the number of active distributors improved 11 percent.

Europe. Second-quarter revenue in Europe was $35.3 million, a 10 percent improvement over the prior-year. Results in the region were negatively impacted approximately 5 percent by foreign currency fluctuations. Executive and active distributor counts in the region increased 16 percent and 15 percent, respectively, compared to the prior year.

South Asia/Pacific. Revenue in South Asia/Pacific was $45.9 million for the second quarter, a 60 percent improvement over the prior year. Regional results were driven by solid performances in all markets and were positively impacted 13 percent by foreign currency fluctuations. The region’s second-quarter executive count improved 44 percent, while the active distributor count increased 10 percent.

Operational Performance

The company’s operating margin improved to 15.2 percent, compared to 10.7 percent in the prior year. Gross margin also improved during the quarter to 82.5 percent, representing a 130 basis-point improvement, primarily as a result of sales of higher-margin ageLOC products. Selling expenses, as a percent of revenue, were 41.4 percent. This 120-basis-point decrease is due in part to convention fee income and higher sales aid revenue during the quarter which is non-commissionable. General and administrative expenses, as a percent of revenue, were 25.9 percent, a 160 basis-point improvement over the prior year as the company continues to leverage revenue growth to improve profitability.

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Nu Skin Enterprises, Inc.
July 28, 2010

The company’s income tax rate for the quarter was 37.6 percent. Dividend payments during the quarter were $7.9 million and the company repurchased $29.1 million of its outstanding shares.

Outlook

“Our strong first-half performance pushed us well ahead of our targets as we look to achieve another year of record results," said Hunt. “We continue to drive growth by innovating in all aspects of our business, particularly with respect to our products, business opportunity and improvement in operational efficiency.

“We posted solid results in nearly all of our markets. We are particularly pleased with the strength of the business in emerging markets, including China and Southeast Asia, which are providing an expanding platform for future success.

“On the product front, we are infusing our ageLOC science into nutritional solutions that target the internal sources of aging. And later this year, we will be taking the next step as we launch our first ageLOC nutritional product – ageLOC Vitality – in the United States, Europe and Japan. This product introduction will be a prelude to the global launch of a new Pharmanex flagship nutritional supplement in the fall of 2011. Our ability to address the sources of aging at the genetic level gives us a clear competitive advantage that we believe will continue to drive both growth and profitability,” concluded Hunt.

“Based on the strength of our results in the first half of the year, we are increasing our 2010 projected revenue and earnings per share guidance to $1.47 to $1.49 billion and $1.90 to $1.96, respectively,” said Ritch Wood, chief financial officer. “We expect currency to benefit revenue 1 to 2 percent for the year, while we project local-currency revenue growth of 9 to 10 percent. Assuming neutral currency impact for the third quarter, we project revenue in the $352 to $360 million range with earnings per share in the $0.45 to $0.48 range,” concluded Wood.

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Nu Skin Enterprises, Inc.
July 28, 2010

The company’s management will host a webcast with the investment community on July 29, 2010 at noon. (EDT). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on Nu Skin Enterprises’ website, http://ir.nuskin.com. An archive of the webcast will be available at this same URL through Aug. 14, 2010.

The Company

Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. Nu Skin’s scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company, evidenced in its unique ageLOC™ science that addresses aging at its source. The company’s anti-aging products feature the new ageLOC family of skin care products including ageLOC Future Serum and the ageLOC Edition Galvanic Spa® System II, as well as Tru Face® Essence Ultra and LifePak® Nano. A global direct selling company, Nu Skin operates in 50 markets worldwide and has more than 785,000 independent sales representatives. Nu Skin is traded on the New York Stock Exchange under the symbol “NUS.” More information is available at http://www.nuskin.com.

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) management’s positive outlook for the company; (ii) management’s expectations regarding the company’s initiatives, strategies, development and launch of new products, and other innovation efforts; and (iii) management’s projections regarding revenue, earnings per share, and the impact of foreign currency fluctuations for the year 2010 and for the third quarter of 2010 set forth in the “Outlook” section. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) challenging economic conditions globally; (b) the risk of foreign currency fluctuations and the currency translation impact on our business associated with these fluctuations; (c) uncertainty regarding the impact on our business of increased regulatory scrutiny of the direct selling industry in Japan and our efforts to increase distributor compliance efforts in this market;(d) an increase in complaints and general inquiries to consumer protection agencies in Japan regarding the activities of some distributors and the associated risks to the company’s business if such increase results in further regulatory scrutiny; (e) regulatory risks associated with the company’s tools and products, which could inhibit the company’s ability to market a tool or product in a market if it is determined to be a medical device in any market, if

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Nu Skin Enterprises, Inc.
July 28, 2010

distributors make unauthorized claims that would cause such products to be classified as drugs, or if the company is unable to obtain necessary product registrations in a timely manner;  (f) continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores, loss of licenses, and the imposition of fines; (g) any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (h) any failure of the implementation of business transformation initiatives to reduce overhead and drive growth, and any negative impact of such initiatives on the company’s ability to effectively manage its operations; (i) adverse publicity related to the company’s business, products, industry or any legal actions or complaints by distributors or others; (j) any prospective or retrospective increases in duties on our products imported into our markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in our various markets;and (k) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on March 1, 2010. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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July 28, 2010

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Second Quarters Ended June 30, 2010 and 2009
(in thousands, except per share amounts)

	2010	2009
Revenue:
North Asia	$164,105	$146,712
Americas	62,389	62,240
Greater China	80,642	52,753
Europe	35,288	32,173
South Asia/Pacific	45,938	28,687
Total revenue	388,362	322,565

Cost of sales	67,937	60,637

Gross profit	320,425	261,928

Operating expenses:
Selling expenses	160,739	137,242
General and administrative expenses	100,525	88,674
Restructuring charges	─	1,561
Total operating expenses	261,264	227,477

Operating income	59,161	34,451

Other income (expense), net	(7,287)	882
Income before provision for income taxes	51,874	35,333
Provision for income taxes	19,482	13,219

Net income	$32,392	$22,114

Net income per share:
Basic	$0.51	$0.35
Diluted	$0.50	$0.35

Weighted average common shares outstanding:
Basic	62,919	63,109
Diluted	65,072	63,726

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NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Six Month Periods Ended June 30, 2010 and 2009
(in thousands, except per share amounts)

	2010	2009
Revenue:
North Asia	$334,966	$286,530
Americas	124,843	120,656
Greater China	138,327	100,223
Europe	73,068	58,847
South Asia/Pacific	81,282	52,507
Total revenue	752,486	618,763

Cost of sales	132,770	114,443

Gross profit	619,716	504,320

Operating expenses:
Selling expenses	315,001	261,741
General and administrative expenses	199,437	177,030
Restructuring charges	─	10,947
Total operating expenses	514,438	449,718

Operating income	105,278	54,602

Other income (expense), net	(6,673)	(354)
Income before provision for income taxes	98,605	54,248
Provision for income taxes	35,173	20,293

Net income	$63,432	$33,955

Net income per share:
Basic	$1.01	$0.54
Diluted	$0.98	$0.53

Weighted average common shares outstanding:
Basic	62,698	63,221
Diluted	64,904	63,585

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July 28, 2010

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$172,674	$158,045
Accounts receivable	26,150	22,513
Inventories, net	113,819	105,661
Prepaid expenses and other	51,372	51,724
	364,015	337,943

Property and equipment, net	88,979	79,356
Goodwill	112,446	112,446
Other intangible assets, net	79,925	81,968
Other assets	127,202	136,736
Total assets	$772,567	$748,449

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,385	$25,292
Accrued expenses	129,494	124,520
Current portion of long-term debt	32,809	35,400
	190,688	185,212

Long-term debt	113,258	121,119
Other liabilities	65,129	66,431
Total liabilities	369,075	372,762

Stockholders’ equity:
Class A common stock	91	91
Additional paid-in capital	247,077	232,219
Treasury stock, at cost	(464,506)	(433,567)
Retained earnings	692,835	645,078
Accumulated other comprehensive loss	(72,005)	(68,134)
	403,492	375,687
Total liabilities and stockholders’ equity	$772,567	$748,449

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July 28, 2010

NU SKIN ENTERPRISES, INC. Distributor/Preferred Customer Growth by Market

	As of June 30, 2010		As of June 30, 2009		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive

North Asia	327,000	14,286	322,000	13,803	1.6%	3.5%
Americas	169,000	5,528	171,000	5,385	(1.2%)	2.7%
Greater China	114,000	8,398	103,000	6,129	10.7%	37.0%
Europe	102,000	3,664	89,000	3,173	14.6%	15.5%
South Asia/Pacific	74,000	3,630	67,000	2,525	10.4%	43.8%

Total	786,000	35,506	752,000	31,015	4.5%	14.5%

* Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

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